Exhibit 99.2

      The following summarized, restated unaudited pro forma information for the three months ended June 30, 1999 assumes that the acquisition of the assets of Ranor had occurred on April 1, 1999:

                         STANDARD AUTOMOTIVE CORPORATION

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME
                    For the Three Months Ended June 30, 1999
                    (in thousands, except per share amounts)

                                     Standard                Ranor
                                     Automotive     -------------------------
                                    Corporation      Results      Adjustments         Pro Forma
                                    -----------     ---------     -----------         ---------
Revenues, net                        $  35,044      $   3,930      $      --          $  38,974
Operating income                         3,370            733           (780)(A)          3,323
Net income                           $   1,540      $     417      $    (445)(B)      $   1,512
                                     =========      =========      =========          =========
Preferred dividend                         293                                              293
Basic net income per share           $    0.35                                        $    0.33
                                     =========      =========      =========          =========
Diluted net income per share         $    0.35                                        $    0.33
                                     =========      =========      =========          =========
Basic weighted average number
      of shares outstanding              3,530                           150              3,680
Diluted weighted average number
      of shares outstanding              3,572                           150              3,722

      The Unaudited Pro Forma Consolidated Condensed Statement of Income has been prepared to reflect the acquisition as if it occurred on April 1, 1999 and may not be indicative of the results had the acquisition actually occurred on April 1, 1999. The final allocation of purchase price may be subject to change. Outlined below are the denoted pro forma adjustments for the period presented.

      (A)

      Additional interest expense associated with the acquisition of Ranor            $590,000
      Depreciation expense on the write-up of Ranor fixed assets to market value       155,000
      Amortization of incremental goodwill resulting from the purchase of Ranor         35,000
                                                                                      --------

                                                                                      $780,000
                                                                                      ========

      (B)

      Represents the estimated after tax effect of the adjustment per (A) above.